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                                                dabp200406.005.PROP.HiEnergy.doc

07 June 2004


Mr. Bogdan Castle Maglich, M.Sc., Ph.D., F.A.P.S.
Chairman & Chief Scientific Officer
HiEnergy Technologies, Inc.
1601B Alton Parkway
Irvine, California 92606

Dear Mr. Maglich:

SUBJECT: PROPOSAL FOR DETAILED CONCEPT DESIGN SERVICES
         LOCKWOOD GREENE PROPOSAL NO. DA-04-0097

The need for HiEnergy Technologies, Inc. to quickly define the manufacturing resources that will be needed to produce its first commercial product, the CarBomb Finder, and plan for potential future products has become more urgent due to the award of the first contract for this project. As a result of this urgency, Lockwood Greene proposes to skip our proposed Visioneering sessions and move into the detailed concept design effort.

We, therefore, propose immediately to undertake the effort to build upon the preliminary manufacturing assessment and develop a detailed conceptual design of processes and facilities for the commercial manufacture of HiEnergy's CarBomb Finder products.

Scope of Work

Lockwood Greene will provide the following services under this proposal:

o Travel to HiEnergy Technologies' California headquarters for a two-day period in kick off meeting with the purpose of reviewing and confirming information gathered during the manufacturing needs assessment, and obtaining all available information regarding the following:

o Product configuration and components, including integration of a vehicle and/or base modules

o Supplier information

o Schedule requirements

o Confirm strategic direction - facility options, flexibility needs for future products, facility size, facility rent/lease/build preference, etc.

From this information and information developed during the preliminary manufacturing needs assessment, our team will determine design a "lean" manufacturing process for the cost efficient production of CarBomb Finders in response to customer demand. The manufacturing concept will include manufacturing and testing activities, process flow, equipment requirements, inventory/storage requirements, area requirements, equipment cost estimates and direct labor headcount. Lockwood Greene will begin by developing a process flow chart

Mr. Bogdan Castle Maglich
HiEnergy Technologies, Inc.
07 June 2004
Page 2 of 5

for the assembly of HiEnergy products. This will include identifying process steps and cycle time analysis.

Our manufacturing concept design effort will include the following activities:

o Conduct analysis products to be produced at start-up and capacity requirements forecasts

oDetermine safety stock requirements

o Determine manufacturing equipment products and quantities required to meet forecasted capacity requirements

o Develop specifications for key manufacturing tools and equipment including material handling systems and electrical systems bench test modules

o Refine manufacturing equipment cost estimate

When this level of process definition has been established, we will determine and develop the facility requirements to provide adequate support of the processes and functions that will take place within it, including:

o Utilities, fire protection, and water

o Environmental and regulatory compliance

o Shielding

o Number of dock doors

o Management and support space (offices, conference rooms, amenities, etc.)

o Research and development area and equipment

o Overhead clearances

o Finish level

o Test area

o Manufacturing area

o Building footprint

o Facility cost estimate

This will provide the information required for the Lockwood Greene design team to develop a site plan that includes highway access requirements, parking, site traffic plan for trucks and private vehicles, environmental controls, site drainage, and containment.

The Lockwood Greene team will then develop a schedule for facility design, equipment procurement, construction, equipment installation, commissioning, production, and manpower ramp-up.

Concurrent with the manufacturing, facility, and site plan design, Lockwood Greene will contact potential suppliers of key components to determine their capability to meet HiEnergy's anticipated demand quantities, and make recommendations regarding the types of supplier relationships that will be required to ensure the availability of needed quantities of components.

Mr. Bogdan Castle Maglich
HiEnergy Technologies, Inc.
07 June 2004
Page 3 of 5

Deliverable and Output Results

Lockwood Greene will document information developed in the scope of work above in a final report. The Final Report will contain the following information:

o Manufacturing process flow charts

o Cycle time estimates

o Direct labor headcount estimate

o Facility concept layout and elevation drawings with general arrangements for equipment, area sizing, and facility footprint

o Generate equipment lists, instrument lists, and electrical load data sheets

o Site plan concept drawings

o Equipment and facility costs estimates

o Preliminary make-buy recommendations based on manufacturing needs

o Milestone project schedule

o List of concept assumptions

o Recommendations for key component procurement

o Recommended project schedule including site selection, design, construction, equipment procurement, commissioning, production ramp-up, manpower ramp-up, and training

This report will provide HiEnergy with key recommendations and schedule for the path forward as well as a basis for detailed facility design and procurement of key process equipment.

To Be Provided By HiEnergy Technologies

In order to facilitate this report, HiEnergy Technologies, Inc. will need to have as much of the following information as possible available prior to the meeting with Lockwood Greene

Consulting:

o An updated list of parts and components and parts required for configuration of CarBomb Finders product to be considered in the analysis

o Known information about components and manufacturing requirements

o All known material, tolerance, and finish requirements for each component

o Information regarding hazardous materials and radiation levels

o Identification of known and current manufacturer(s)/supplier(s) of each key component

o All known and anticipated testing requirements for materials, individual components, and assemblies

o Confirmation processes that cannot be outsourced due to their proprietary nature

o Estimate of five-year sales/production rate per product

Mr. Bogdan Castle Maglich
HiEnergy Technologies, Inc.
07 June 2004
Page 4 of 5

Schedule

Lockwood Greene proposes to complete the scope of work described in this proposal no later than five weeks from project kick-off as outlined in the schedule below. Lockwood Greene will deliver the final report and present the results of our concept design efforts to HiEnergy's management staff immediately upon conclusion of the concept design.

WORK PLAN ACTIVITIES                                1   2   3   4   5

1. California kick-off meeting                      X
2. Develop process flow charts                      X   X
3. Estimate process cycle times                         X   X   X
4. Determine storage requirements                       X   X
5. Develop process concept layouts                      X   X   X
6. Develop equipment lists                                  X   X
7. Develop specs for key equipment                      X   X   X
8. Develop final process layouts                            X   X
9. Develop equipment cost estimate                      X   X   X
10. Develop site plan                                           X
11. Develop facility cost estimate                          X   X
12. Supplier contacts and analysis                      X   X   X
13. Develop schedule                                        X   X
14. Final facility and site layout drawings                     X   X
15. Prepare final report                                        X   X
16. Final presentation to client                                    X

Project Team

Lockwood Greene proposes to maintain continuity and the eliminate learning curve by assigning a preliminary manufacturing assessment team of Project Manager, Steve Yellin, and Manufacturing Specialists, Dennis Stamm and Steve Frech, to this project. Other manufacturing specialists and engineering disciplines will participate as needed to complete this project.

Compensation

We propose to complete this effort for a fixed fee of $82,875, plus expenses as incurred. We anticipate that expenses will not exceed $4,000. Expenses will be invoiced to HiEnergy with backup documentation as a pass through for incurred expenses only.

Mr. Bogdan Castle Maglich
HiEnergy Technologies, Inc.
07 June 2004
Page 5 of 5

Lockwood Greene is committed to providing HiEnergy Technologies with a quality service for improving your operations and a competitive advantage in today's market. Thank you for the opportunity to submit this proposal. We look forward to working with your team.

Sincerely,

LOCKWOOD GREENE

  /s/

Stephen L. Yellin
Group Director Advanced Technology Western Division


APPROVED BY:
HIENERGY TECHNOLOGIES, INC.

/s/                                          July 26, 2004
------------------------------------      ---------------------
Signature                                        Date

This approval is subject to

1. The approval of the Board of Directors and               /s/
2. A mutually agreeable Activities and Payment Schedule.    Bodgan C. Maglich


This proposal, including all data contained herein, is proprietary and shall not be disclosed to third parties without the express consent of Lockwood Greene.